Exhibit 10.13

MANAGEMENT ROLLOVER AGREEMENT

This MANAGEMENT ROLLOVER AGREEMENT (the “Agreement”) by and between Redbird Parent Holdings, Inc., a Delaware corporation (the “Parent”), and the individual named on the signature page hereto (the “Participant”) is made as of the date set forth on the signature page hereto.

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into the Agreement and Plan of Merger, dated on as of date hereof (as may be amended, modified or supplemented from time to time, the “Merger Agreement”), with Vungle, Inc. (the “Company”), Redbird Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Fortis Advisors LLC, as the Seller Representative, at the closing of which pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation and a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the terms and conditions set forth herein, the Participant shall (x) contribute an aggregate number of shares of common stock, par value $0.00001, of the Company (the “Company Common Stock”) as set forth in this Agreement to Parent in exchange for the issuance by Parent to the Participant of a number of shares of common stock, par value $0.01 of Parent (“Parent Common Stock”) as determined in accordance with this Agreement (the “Stock Contribution”), and/or (y) exchange vested (after giving effect to vesting, if any, in connection with the closing of the transactions contemplated by the Merger Agreement (the “Merger Closing”)) options to acquire shares of Company Common Stock (“Company Options”) into options to acquire shares of Parent Common Stock (“Parent Rollover Options”) and/or (z) invest cash to acquire shares of Parent Common Stock as set forth in this Agreement, in each case of (x), (y) and (z), pursuant to the terms set forth below and as described in the term sheet attached hereto as Exhibit A (the “Equity Arrangement Term Sheet”);

WHEREAS, following the Closing, the Participant will receive options to acquire shares of Parent Common Stock (the “New Options” and, together with the Parent Rollover Options, the “Options”)) in accordance with the terms and conditions of the Equity Arrangement Term Sheet; and

WHEREAS, contemporaneously with the contribution and exchange of Company Common Stock and Company Options by the Participant as contemplated herein, at the Merger Closing, investment funds affiliated with The Blackstone Group Inc. shall directly or indirectly contribute cash to Parent in exchange for shares of Parent Common Stock, which shares will be issued at a price per share of Parent Common Stock to be determined by Parent prior to the Closing (the “Per Share Parent Stock Price”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Rollover Contribution; Issuance of Options; Subscription for Shares.

1.1. Rollover Contribution. At the Closing and immediately prior to the effective time of the Merger (the “Effective Time”), the Participant and Parent hereby agree to take the following actions:

(a) The Participant shall transfer, contribute and deliver to Parent a number of vested shares of Company Common Stock (the “Rollover Shares”) equal to the Participant Rollover Value divided by the Per Share Closing Consideration to the extent the Participant owns a sufficient number of shares of Company Common Stock and, if not, the Rollover Shares shall consist of all of the Participant’s shares of Company Common Stock.

(b) If the Participant owns a number of vested shares of Company Common Stock that is greater than the number of Rollover Shares, the shares of Company Common Stock selected to be Rollover Shares will be those shares of Company Common Stock held by the Participant for a period of one year or less as of the Closing (if any), and thereafter will be those shares that have been owned for the longest period of time by the Participant; provided that the Participant may in any event elect to specifically identify the shares of Company Common Stock which shall constitute the Rollover Shares by providing written notice of such identification to the Company on or prior to the Closing.

(c) As consideration for the transfer, contribution and delivery of the Rollover Shares, Parent shall issue to the Participant a number of shares of Parent Common Stock equal to the number of Rollover Shares multiplied by the Per Share Closing Consideration divided by the Per Share Parent Stock Price.

(d) “Participant Rollover Value” is equal to not less than 50% of the sum of (i) the aggregate vested shares of Company Common Stock owned by the Participant multiplied by the Per Share Closing Consideration, after any applicable taxes at an assumed rate of 50%, plus (ii) the aggregate spread value of the vested Company Options owned by the Participant, based on the Per Share Closing Consideration, after any applicable taxes at an assumed rate of 50%, or such larger amount as the Participant communicates in writing to Parent at least five Business Days prior to the Closing.

1.2. Exchange of Company Options. In the event the aggregate value of the Rollover Shares (based on the Per Share Closing Consideration) is less than the Participant Rollover Value (such difference the “Remaining Required Option Exchange Amount”), then at the Closing and immediately prior to the Effective Time, the Participant and Parent hereby agree to take the following actions:

(a) The Participant shall exchange a number of Company Options (the “Exchanged Company Options”) with an aggregate spread value (based on the Per Share Closing Consideration, the exercise price of any such Company Option and the number of shares of Company Common Stock underlying such Company Option) equal to the Remaining Required Option Exchange Amount for Parent Rollover Options, to the extent the Participant owns a sufficient number of Company Options and, if not, the Exchanged Company Options shall be all of the Participant’s Company Options.

(b) If the Participant owns a number of vested Company Options that is greater than the number of Exchanged Company Options, the vested Company Options selected to be Exchanged Company Options will be those vested Company Options that have the most recent grant date; provided that the Participant may in any event elect to specifically identify the vested Company Options which shall constitute the Exchanged Company Options by providing written notice of such identification to the Company on or prior to the Closing; provided, further that any Company Options which are not, pursuant to the terms of the Company’s equity incentive plan and award agreements thereunder, or other equity-based award or purchase agreement, as applicable, vested prior to or in connection with, the Merger, will not be exchanged but will be subject to the treatment provided for in the Merger Agreement.

(c) The Participant shall hold each Parent Rollover Option pursuant to the terms of any stock option plan and any grant or award agreement under which the corresponding Company Option was issued (each to be in accordance with the Equity Arrangement Term Sheet), subject to the following adjustments and amendments, to be effective immediately upon the Closing:

A. the exercise price per share of Parent Common Stock under such Parent Rollover Option shall equal the lesser of (1) 25% of the Per Share Parent Stock Price and (2) the product of (x) a fraction, the numerator of which is the exercise price under the corresponding Company Option and the denominator of which is the Per Share Closing Consideration, multiplied by (y) the Per Share Parent Stock Price;

B. the number of shares of Parent Common Stock underlying such Parent Rollover Option shall be equal to the Remaining Required Option Exchange Amount (or, if lesser, the aggregate spread value of all of the Participant’s Company Options) divided by the difference between (x) the Per Share Parent Stock Price minus (y) the exercise price per share of Parent Common Stock under such Parent Rollover Option as determined above;

C. the Parent Rollover Options shall be fully and immediately vested and exercisable upon the Effective Time, until the earliest to occur of the following:

(1)
the expiration date specified in the underlying grant agreement;
(2)
subject to clause (3) below, the date that is three months following the date on which the Participant’s employment with Parent or its subsidiaries is terminated (unless such termination occurs as a result of the Participant’s death or Disability, in which case the date that is one year following the date on which the Participant’s employment with Parent or its subsidiaries is terminated); and
(3)
the date upon which the Participant’s employment with Parent or its subsidiaries is terminated by Parent for Cause, or upon which the Participant resigns when grounds for Cause exist or upon which the Participant breaches a Restrictive Covenant.

1.3. Subscription for Parent Common Stock. In the event the sum of (a) the aggregate value of the Rollover Shares (based on the Per Share Closing Consideration) and (b) the aggregate spread value of Exchanged Company Options (based on the Per Share Closing Consideration, the exercise price of any such Company Option and the number of shares of Company Common Stock underlying such Company Option) is less than the Participant Rollover Value (any such difference, the “Remaining Required Investment Amount”), then at or promptly following the Closing, the Participant and Parent hereby agree to take the following actions:

(a) The Participant shall transfer and deliver to Parent, by wire transfer of immediately available funds, the Remaining Required Investment Amount.

(b) As consideration for the transfer, contribution and delivery of the Remaining Required Investment Amount, Parent shall issue to the Participant a number of shares of Parent Common Stock equal to the Remaining Required Investment Amount divided by the Per Share Parent Stock Price.

1.4. Governing Documents. The Participant shall execute and deliver other definitive documentation (including, without limitation, an option grant agreement and a stockholders agreement) giving effect to the governance terms and other terms and conditions set forth in Equity Arrangement Term Sheet and such other terms as are customary for transactions of this type and reasonably agreed to by Participant. The Participant acknowledges that Parent will adopt a stock plan in accordance with the Equity Arrangement Term Sheet.

1.5. Closing. The closing (the “Closing”) of the issuance of the shares of Parent Common Stock and Parent Rollover Options hereunder shall take place on the Closing Date immediately prior to the Merger Closing. The Participant hereby acknowledges that the Participant will not be entitled to, and no payment will be made in connection with the Closing in respect of the Rollover Shares and Exchanged Company Options. However, the Participant and Parent each acknowledge and agree that to the extent any Post-Closing Payments (as defined in the Merger Agreement) become due and payable in accordance with the terms of the Merger Agreement, the Participant shall be entitled to payments with respect to the Rollover Shares and Exchanged Company Options as if the Rollover Shares and Exchanged Company Options had not been contributed as contemplated herein.

1.6. Section 83(b) Election. Within 30 days after the Closing, the Participant shall provide Parent with a copy of a completed election with respect to the Shares purchased at Closing under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder in the form attached to the signature page hereto. The Participant shall file (via certified mail, return receipt requested) such election with the Internal Revenue Service within 30 days after the Closing and shall, prior to such 30th day, certify to Parent that such timely filing has been made.

1.7. Closing Condition. Notwithstanding anything in this Agreement to the contrary, Parent shall be under no obligation to issue and sell to the Participant any Shares or grant any Option unless (a) the Participant is an employee of, or consultant to, Parent or one of its Subsidiaries on the Closing Date; (b) the representations of the Participant contained in Annex II hereof are true and correct in all material respects as of the Closing Date; and (c) the Participant is not in breach of any agreement, obligation or covenant herein required to be performed or observed by the Participant on or prior to the Closing Date.

1.8. Tax Treatment. The parties intend that (a) the Stock Contribution will be treated as an exchange governed by Section 351 of the Code and (b) the exchange of Exchanged Company Options for Parent Rollover Options will satisfy applicable requirements under Section 409A of the Code and the Treasury Regulations promulgated thereunder, including the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D), and this Agreement and the terms of the Parent Rollover Options will be interpreted and administered consistently with such intent.

2. Certain Sales Upon Termination of Employment.

2.1 Call Option.

(a) If the Participant’s employment with or service to, as applicable, Parent and its Subsidiaries is terminated (i) by Parent or its Subsidiaries for Cause, (ii) upon a voluntary resignation by the Participant when grounds for Cause exist, (iii) upon a voluntary resignation by the Participant (other than for Good Reason) within 18 months following the Closing, or (iv) in the event of a Restrictive Covenant Violation, Parent shall have the right, at any time during the 12 months following, as applicable, each of (x) the Termination Date or (y) the date of such Restrictive Covenant Violation (or, if later, the date on which any Member of the Board, other than Participant (if applicable), has actual knowledge thereof), to purchase (together with the rights in Section 2.1(b) and Section 2.1(c), the “Call Option”), and each member of the Participant’s Family Group shall be required to sell to Parent, all or any portion of the shares of Parent Common Stock (including any shares of Parent Common Stock issued in respect of Options) then held by such member of the Participant’s Family Group at a purchase price per share of Parent Common Stock equal to the lesser of (1) Fair Market Value (measured as of the date of the election to purchase such shares is delivered, the “Repurchase Notice Date”) and (2) Cost; provided that such purchase price shall not be less than zero; provided, further, that for the avoidance of doubt, if Parent elects to exercise the Call Option in respect of any shares of Parent Common Stock underlying Options, the Options will be deemed exercised for the shares of Parent Common Stock underlying such Options.

(b) If the Participant’s employment with or service to, as applicable, Parent and its Subsidiaries terminates for any reason other than as provided for in Section 2.1(a), Parent shall have the right, at any time during the 12 months following the Termination Date to purchase, and each member of the Participant’s Family Group shall be required to sell to Parent, all or any portion of the shares of Parent Common Stock (including any shares issued in respect of Options) then held by such member of the Participant’s Family Group at a purchase price per share of Parent Common Stock equal to Fair Market Value (measured as of the Repurchase Notice Date); provided that, for the avoidance of doubt, if Parent elects to exercise the Call Option in respect of any shares of Parent Common Stock underlying Options, the Options will be deemed exercised for the shares of Parent Common Stock underlying such Options.

(c) If Parent desires to exercise the Call Option pursuant to this Section 2.1, Parent shall send written notice to each member of the Participant’s Family Group of its intention to purchase shares of Parent Common Stock (including any shares issued in respect of Options), specifying the number of shares of Parent Common Stock to be purchased and the purchase price thereof (the “Call Notice”). Subject to the provisions of Section 2.3, the closing of the purchase shall take place at the principal office of Parent on a date specified by Parent not later than the 30th day after the giving of the Call Notice. Notwithstanding the foregoing, if Parent elects not to exercise the Call Option pursuant to this Section 2.1 (or elects to exercise the Call Option with respect to less than all Parent Common Stock (including any shares issued in respect of Options)), Sponsor may elect to cause one of its Affiliates or another designee to purchase such Parent Common Stock on the same terms and conditions set forth in this Section 2.1 by providing written notice to each member of the Participant’s Family Group of its intention to purchase Parent Common Stock.

(d) Obligation to Sell Several. If there is more than one member of the Participant’s Family Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by Parent shall not excuse, or constitute a waiver of its rights against, the defaulting member.

2.2 Put Option.

(a) If the Participant’s employment or service, as applicable, with Parent and its Subsidiaries (i) terminates due to the death of the Participant or (ii) is terminated by Parent and its Subsidiaries as a result of the Disability of the Participant, the Participant and the Participant’s Family Group shall have the right, subject to the other provisions of this Section 2, for a period of eleven and one-half months commencing on the Termination Date, to sell to Parent (the “Put Option”), and Parent shall be required to purchase (subject to the other provisions of this Section 2), on one occasion from the Participant (or the Participant’s Family Group, as applicable), all or any portion of the Participant’s shares of Parent Common Stock at a price per Share equal to Fair Market Value measured on the purchase date; provided that the exercise of the Put Option may be delayed by Parent for a reasonable period of time (not to exceed 12 months) to the extent any such delay is necessary to avoid the application of adverse accounting treatment to Parent. To the extent that Parent chooses to delay the exercise of the Put Option, the post-termination exercise period of any Options will be tolled. For the avoidance of doubt, there shall be no put right on any termination of employment or service, as applicable, other than due to the death of the Participant or as a result of the Disability of the Participant.

(b) If the Participant or the Participant’s Family Group, as applicable, desires to exercise the Put Option pursuant to this Section 2.2(a), the Participant or the Participant’s Family Group, as applicable, shall send written notice to Parent setting forth the intention to sell all the shares of Parent Common Stock pursuant to Section 2.2(a) (the “Put Notice”). Subject to the other provisions of this Section 2, the closing of the purchase shall take place at the principal office of Parent on a date specified by Parent not later than the 30th day after the giving of such notice. The Put Notice shall not be effective unless received prior to the date of an initial public offering of Parent or the Company or a Change of Control.

2.3 Other Purchase Provisions.

(a) Prohibition of Purchases. Notwithstanding anything to the contrary contained herein, Parent shall not be obligated to purchase any shares of Parent Common Stock (including any shares underlying Options) at any time pursuant to Section 2, regardless of whether it has delivered a notice of its election to purchase any such shares, to the extent that the purchase of such Parent Common Stock or the payment to Parent or one of its respective Subsidiaries of a cash dividend or distribution by Parent or a Subsidiary of Parent to fund such purchase (together with any other purchases of Parent Common Stock pursuant to Section 2 or pursuant to similar provisions in agreements with other employees, service providers or equityholders, as applicable, of Parent and its Subsidiaries of which Parent has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result in a violation of any law, statute, rule regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local, foreign court or governmental authority applicable to Parent or any of its Subsidiaries or any of its or their property.

(b) Payment for Parent Common Stock. If at any time Parent elects to purchase any Parent Common Stock pursuant to Section 2.1 or the Participant or the Participant’s Family Group, as applicable, exercises the Put Option pursuant to Section 2.2, Parent shall pay the purchase price for the Parent Common Stock that Parent purchases (i) first, by the cancellation of indebtedness of any kind, if any, owing from the Participant (or any member of the Participant’s Family Group) to Parent or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Participant’s Family Group receiving consideration in such repurchase) and (ii) then, by Parent’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Parent Common Stock so purchased, duly endorsed; provided that if (x) any of the conditions set forth in Section 2.3(a) exists, (y) Parent has a lack of available cash to purchase such Parent Common Stock, as reasonably determined in good faith by the Board or (z) such purchase of Parent Common Stock would result in a Financing Default (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution) (each a “Cash Payment Restriction”), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by Parent’s delivery of a subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior financing agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of Parent (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable within three years (or, if earlier, within 30 days following the date when the Cash Payment Restriction no longer exists), and bearing interest payable (and compounded to the extent not so paid) as of the last day of each year at the Company’s then-applicable borrowing rate (as reasonably determined in good faith by the Board), and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: first to any enforcement costs incurred by the Participant or the Participant’s Family Group, second to interest and third to principal. Parent shall have the rights set forth in clause (i) of the first sentence of this Section 2.3(b) whether or not the Participant or any member of the Participant’s Family Group is selling such Parent Common Stock even if the Participant’s Family Group is not an obligor of Parent. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of Parent; provided that upon customary events, including insolvency and acceleration of payments under other financing agreements (subject to a standstill), a Change of Control or an initial public offering of Parent, the principal of, and accrued interest on, any Junior Subordinated Note shall become immediately due and payable. To the extent that Parent is restricted from paying accrued interest that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded annually, and accrued until and to the extent that such Cash Payment Restriction no longer exists, at which time such accrued interest shall be immediately paid. Notwithstanding any other provision in this Agreement, Parent may elect to pay the purchase price hereunder in shares or other equity securities of one of its respective direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price; provided that such Subsidiary promptly offers to repurchase such shares or other equity securities for cash equal to the applicable purchase price or a Junior Subordinated Note with a principal amount equal to the applicable purchase price.

2.4 Repayment of Proceeds. If the Participant’s employment or service, as applicable, is terminated by Parent or its Subsidiaries for Cause, a Restrictive Covenant Violation occurs, or Parent discovers that grounds for a termination for Cause existed at the time of such termination, then the Participant shall be required, in addition to any other remedy available (on a non‑exclusive basis), to pay to Parent, within ten days following Parent’s request to the Participant therefor, an amount equal to the excess, if any, of (a) the sum of (i) the value of the Participant’s shares of Parent Common Stock issued in respect of New Options) then held by the Participant and (ii) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) that the Participant or any of the Participant’s Permitted Transferees received upon the sale or other disposition of, or distributions in respect of, the Participant’s Parent Common Stock issued in respect of New Options over (b) the aggregate Cost of such Parent Common Stock, as applicable. Any reference in this Agreement to grounds existing for a termination with Cause shall be determined without regard to any cure period or other procedural delay or event required prior to a finding of, or termination for, Cause.

3. Miscellaneous.

3.1 Transfers to Permitted Transferees. Prior to the transfer of Shares, to the extent permitted under the terms of the Stockholders Agreement, the Participant shall deliver to Parent a written agreement of the proposed transferee (a) evidencing such person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Shares transferred to such person will continue to be Shares for purposes of this Agreement in the hands of such person. Any transfer or attempted transfer of Shares in violation of any provision of this Agreement or the Shareholders Agreement shall be void, and Parent shall not record such transfer on its books or treat any purported transferee of such Shares as the owner of such Shares for any purpose.

3.2 Recapitalizations, Exchanges, Etc. Affecting Shares. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all securities of Parent or any successor or assign of Parent (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of any dividend payable in shares of Parent Common Stock, issuance of shares of Parent Common Stock, combination, recapitalization, reclassification, merger, consolidation or otherwise

3.3 Representations and Warranties. The Participant hereby makes to Parent, as of the date hereof and as of the Closing Date, the representations and warranties set forth on Annex II. The representations and warranties set forth on Annex II will survive the Closing.

3.4 Employment by or Service with the Company. Nothing contained in this Agreement shall be deemed to obligate Parent or any Subsidiary of Parent to employ or otherwise engage the services of the Participant in any capacity whatsoever or to prohibit or restrict Parent (or any such Subsidiary)

from terminating the employment or service of the Participant at any time or for any reason whatsoever, with or without Cause.

3.5 Cooperation. The Participant agrees to cooperate with Parent in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

3.6 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to Parent a valid undertaking and becomes bound by the terms of this Agreement; provided, further that Sponsor is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

3.7 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

3.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of, in connection with, or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined exclusively by the Court of Chancery of the State of Delaware (or if such court will not accept jurisdiction, any federal court, or if such courts will not accept jurisdiction, any state court, in each case in the State of Delaware), and each of the parties hereto (on behalf of itself and any Person claiming by, through or on behalf of such party) hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties hereto further agrees to accept service of process in any manner permitted by such court. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

3.9 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR OMISSIONS OF ANY PARTY IN CONNECTION WITH ANY OF SUCH AGREEMENTS.

3.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, one business day after deposit with a reputable overnight delivery service for next business day delivery (charges prepaid), and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested), in each case with concurrent delivery by electronic mail (receipt confirmed), to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a) If to the Company:

Vungle, Inc.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10152

Attention:	[****]
[****]

Email:	[****]
[****]

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attention:	[****]
[****]

Email:	[****]
[****]

(b) If to the Participant, to the address as shown on the books and records of Parent.

3.11 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, other than as specifically provided for herein.

3.12 Injunctive Relief; Specific Performance. Each party and any permitted transferee each acknowledges and agrees that a violation of any of the terms of this Agreement will cause irreparable injury for which adequate remedy at law may not be available. Accordingly, it is agreed that the harmed party shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

3.13 Rights Cumulative; Waiver. The rights and remedies of the Participant and Parent under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

3.14 Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

3.15 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

3.16 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Electronic forms of signatures (including e‑mail, portable document format (.pdf) or similar generally accepted electronic means) shall be deemed to be originals.

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REDBIRD PARENT HOLDINGS, INC.

By:	s/ Sachin Bavishi
Name:	Sachin Bavishi
Title:	Vice President

By:	/s/ Jeremy Bondy
Name:	Jeremy Bondy
Date:	July 11, 2019

Annex I

Definitions

Affiliate. The term “Affiliate” with respect to any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto.

Agreement. The term “Agreement” shall have the meaning set forth in the preface.

Board. The term “Board” means Parent’s Board of Directors.

Cause. The term “Cause” means any of the following: (i) the Participant’s theft, dishonesty or willful misconduct that materially and adversely affects Parent or any of its subsidiaries, including the Company (the “Company Group”); (ii) the Participant’s material failure to abide by the Company Group’s code of conduct or other policies; (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset of the Company Group (including, without limitation, the Participant’s improper use or disclosure of the Company Group’s material confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on the Company Group’s reputation or business; (v) the Participant’s repeated failure to perform any reasonable assigned duties after written notice from the Company Group of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment or service agreement between the Participant and any member of the Company Group, which breach is not cured pursuant to the terms of such agreement, if applicable; (vii) commission of a felony or other crime involving financial impropriety or moral turpitude (or any other crime which would materially interfere with the Participant’s service to the Company Group or which is potentially materially injurious to the Company Group); or (viii) any violation by the Participant of any law regarding employment discrimination or sexual harassment/misconduct or any act which subjects Parent or the Company to payment or settlement of any claim on the basis of sex, age, race or other discrimination or harassment/sexual misconduct.

Change of Control. The term “Change of Control” shall mean (a) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, as a whole, to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Sponsor or its Affiliates; or (b) any “person” or “group,” other than Sponsor or its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of voting equity of Parent, including by way of merger, consolidation or otherwise, or otherwise Sponsor ceases to control the Board.

Closing Date. The term “Closing Date” shall have the meaning ascribed to such term in the Merger Agreement.

Competitive Business. The term “Competitive Business” shall mean any business activities that are competitive with the business of the Company or any of its Subsidiaries (as well as any other business which the Company or any of its Subsidiaries have plans to engage in as of the Participant’s Termination Date), including, without limitation, providing services or directly or indirectly supervising a team that provides services that are substantially similar to those provided by the Participant (while as an employee or independent contractor of Parent or any member of the Company Group) to a customer of Parent or any member of the Company Group, in each case in any geographical area where the Company or any of its Subsidiaries conduct business.

Cost. The term “Cost” shall mean the price per Share paid by the Participant (which, in the case of each Share acquired in exchange for a contribution of Company Common Stock or issued upon exercise of an Option, shall be an amount equal to the Per Share Closing Consideration payable as of the Closing Date multiplied by the number of Shares of Company Common Stock exchanged for such Share), if any, as proportionately adjusted for all subsequent distributions of Shares and other recapitalizations and less the amount of any distributions made with respect to the Shares pursuant to Parent’s organizational documents; provided that “Cost” may not be less than zero.

Disability. The term “Disability” shall have the meaning ascribed to such term in the Participant’s employment or service agreement, and if not so defined, or no such employment or service agreement exists, “Disability” shall mean the inability of the Participant to perform the Participant’s material duties, with or without reasonable accommodation, due to a physical or mental injury, infirmity or incapacity for the greater of 60 days in any 365-day period or the period of time required to qualify for long-term disability benefits under the Company’s long term disability plan or policy, if any. Any question as to the existence, extent, or potentiality of the Participant’s Disability upon which the Participant and the Company cannot agree shall be determined by a qualified, independent physician selected in good faith by the Company. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

Exchange Act. The term “Exchange Act” means Securities Exchange Act of 1934, as amended and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

Fair Market Value. The term “Fair Market Value” used in connection with the value of Parent Common Stock shall mean (a) if there is a public market for Parent Shares on the applicable date, the value for the Parent Shares implied by the average of the high and low closing bid prices of such equity during the immediately preceding ten trading days on the stock exchange on which the equity is principally trading or (b) if there is no public market for the equity on such date, the value for the Parent Shares determined by the Board in good faith by reference to Sponsor’s most recent quarterly financial statements.

Family Group. The term “Family Group” shall mean the Participant and the Participant’s Permitted Transferees, and any representative, executor, or similar person who legally makes decisions for the Participant or the Participant’s estate (in their capacity as such).

Financing Default. The term “Financing Default” means an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of Parent or its Affiliates from time to time and any restrictive financial covenants contained in the organizational documents of Parent or its Affiliates.

Good Reason. The term “Good Reason” means (i) a material diminution, through one or more changes, in the Participant’s employment duties, responsibilities and authority, measured in the aggregate; (ii) a material reduction in the Participant’s base salary and total target cash compensation opportunity, measured in the aggregate; or (iii) a relocation of the Participant’s principal workplace to a location more than 50 miles from its location as of the date of the Transaction. In order for the Participant to resign for Good Reason, the Participant must provide written notice to Parent of the existence of the Good Reason condition within 60 days following the initial existence of such Good Reason condition. Upon receipt of such notice, Parent will have 30 days during which Parent may remedy the Good Reason condition. If the Good Reason condition is not remedied within such 30‑day period, the Participant may resign based on the Good Reason condition specified in the notice with such resignation effective no later than 30 days following the end of the 30-day cure period.

Merger. The term “Merger” means the consummation of the merger contemplated by the Merger Agreement.

Per Share Closing Consideration. The term “Per Share Closing Consideration” means the amount of cash that one share of Company Common Stock is entitled to receive in connection with the Merger Closing pursuant to Section 2.2(b)(ii)(A) of the Merger Agreement (for the avoidance of doubt, excluding any post-Closing payments).

Permitted Transferee. The term “Permitted Transferee” means those transferees to whom the Participant may transfer Shares under the definitive governing documents.

Person. The term “Person” means any individual, corporation, partnership, limited liability company, joint stock company, business trust, unincorporated association, join venture, governmental authority or other entity of any nature whatsoever.

Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean the Participant’s breach of any provision of Annex III hereto or any similar corresponding provision applicable to the Participant under a written agreement between the Participant and Parent or any of its Subsidiaries from time to time.

Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

Shares. The term “Shares” means any shares of Parent Common Stock acquired by the Participant, including such shares issuable or issued upon the exercise of Options.

Sponsor. The term “Sponsor” means The Blackstone Group Inc. and its Affiliates.

Subsidiary. The term “Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

Termination Date. The term “Termination Date” means the date upon which the Participant’s employment with or service to, as applicable, the Parent and its Subsidiaries is terminated for any reason.

Annex II

Investment Representations and Covenants of the Participant.

1. Shares of Parent Common Stock and Options Unregistered.

The Participant acknowledges and represents that the Participant has been advised by Parent that:

(a) the offer and sale of shares of Parent Common Stock and Options have not been registered under the Securities Act;

(b) the shares of Parent Common Stock and Options must be held indefinitely and the Participant must continue to bear the economic risk of the investment in the shares of Parent Common Stock and Options unless the offer and sale of the shares of Parent Common Stock and Options are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c) there is no established market for the shares of Parent Common Stock and Options and it is not anticipated that there will be any public market for the shares of Parent Common Stock and Options in the foreseeable future;

(d) a restrictive legend in the form set forth below (and any legends required by any Stockholders Agreement) shall be placed on the certificates representing the shares of Parent Common Stock:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT ROLLOVER AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of Parent indicating that the shares of Parent Common Stock and Options are subject to restrictions on transfer and, if Parent should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the shares of Parent Common Stock and Options.

2. Additional Investment Representations. The Participant represents and warrants that:

(a) the Participant is or is not an accredited investor, as described on the signature page hereto;

(b) the Participant’s financial situation is such that the Participant can afford to bear the economic risk of holding the shares of Parent Common Stock and Options for an indefinite period of time, has adequate means for providing for the Participant’s current needs and personal contingencies, and can afford to suffer a complete loss of the Participant’s investment in the shares of Parent Common Stock and Options;

(c) the Participant’s knowledge and experience in financial and business matters are such that the Participant is capable of evaluating the merits and risks of the investment in the shares of Parent Common Stock and Options;

(d) the Participant understands that the shares of Parent Common Stock and Options are a speculative investment which involves a high degree of risk of loss of the Participant’s investment therein, there are substantial restrictions on the transferability of the shares of Parent Common Stock and Options and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the shares of Parent Common Stock and Options and, accordingly, it may not be possible for the Participant to liquidate the Participant’s investment in case of emergency, if at all;

(e) the terms of this Agreement provide that if the Participant ceases to be an employee of Parent or its Subsidiaries, Parent and its Affiliates have the right to repurchase the Shares at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(f) the Participant understands and has taken cognizance of all the risk factors related to the purchase of the shares of Parent Common Stock and Options and, other than as set forth in this Agreement, no representations or warranties have been made to the Participant or the Participant’s representatives concerning the Shares and Options or Parent or their prospects or other matters; and

(g) the Participant (i) has been advised by Parent, that Sponsor and/or its Affiliates will enter into a management services or similar agreement with Parent and certain of its Affiliates (the “Parent Parties”) (the “Management Agreements”) providing for the payment of certain advisory, monitoring, transactional, oversight and similar fees and expenses to and indemnification of Sponsor and/or its Affiliates (and its and their respective employees, officers, directors, agents and advisors) by the Parent Parties and (ii) waives any right the Participant may have to approve, or to claim any damages with respect to, the entry by the Parent Parties into the Management Agreements or the performance by the Parent Parties of their obligations thereunder.

Annex III

RESTRICTIVE COVENANTS

1. Non-Competition; Non-Solicitation; Non-Interference. The Participant acknowledges and recognizes the highly competitive nature of the businesses of Parent and its Affiliates and accordingly agrees as follows:

(a) During the Participant’s employment or services with Parent or its Subsidiaries and ending on the date such employment or services is terminated for any reason (the “Restricted Period”), the Participant will not directly or indirectly:

(i) in any geographic location in which the Company Group engages activities, own, operate, manage, control, invest in, lend to, acquire an interest in, or otherwise engage or participate in (whether as an employee, independent contractor, consultant, partner, shareholder, joint venturer, investor, or any other type of participant) the management or conduct of any Competitive Business;

(ii) (A) solicit or induce any customer, supplier, licensee, or other business relation (or any actively sought prospective customer, supplier, licensee, or other business relation) of Parent or any member of the Company Group to cease doing business with, materially reduce the amount of business conducted with Parent or any member of the Company Group, interfere with the relationship between any such customer, supplier, licensee, or other business relation (or any actively sought prospective customer, supplier, licensee, or other business relation by the Participant) and Parent or any member of the Company Group; (B) enter into a contractual relationship with any customers with respect to which Parent or any of its Subsidiaries has a direct or indirect contractual relationship to the extent such relationship would be competitive; or (C) knowingly or intentionally assist any Person in any substantive or direct way to do, or attempt to do, anything prohibited by clause (A) or (B) above; or

(iii) hire, or assist others in hiring, any executive, management or other personnel of Parent or any member of the Company Group (other than non-exclusive consultants and other than in the performance of the Participant’s duties) who was employed during the six-month period prior to the termination of the Participant’s employment or service with Parent and its Subsidiaries).

(b) During the Restricted Period and for a 12-month period following the end of the Restricted Period, the Participant will not directly or indirectly: (i) recruit, encourage, solicit, or induce for employment or service, or assist others in recruiting, encouraging, solicit, or inducing for employment or service (other than non-exclusive consultants and other than in the performance of the Participant’s duties), any executive, management, or other personnel of Parent or any member of the Company Group; provided, however, that nothing in this Agreement shall prohibit or otherwise restrict the general solicitation for employment (including in any newspaper or magazine, over the Internet or by any search or employment agency) that is not specifically directed towards any such employees.

(c) If a final and non-appealable judicial determination is made that any of the provisions of this Section 1 constitutes an unreasonable or otherwise unenforceable restriction against the Participant, the provisions of this Section 1 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, notwithstanding the fact that any provision of this Section 1 is determined not to be specifically enforceable, Parent will nevertheless be entitled to recover monetary damages as a result of the Participant’s breach of such provision.

(d) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof.

(e) Notwithstanding anything in this Section 1, the Participant may own, directly or indirectly up to 2% of any class of “publicly-traded securities” of any Person.

(f) The provisions of Section 1 hereof shall survive the termination of the Participant’s employment or services for any reason.

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) The Participant acknowledges that the Confidential Information obtained by the Participant while employed by or providing services to Parent and its Subsidiaries is the property of the Company Group. Therefore, the Participant agrees that the Participant shall not disclose to any unauthorized Person or use for the Participant’s own purposes any Confidential Information without the prior written consent of Parent, provided, that Confidential Information shall not include with respect to the Participant, any information that (A) is or becomes publicly available (other than as a result of a disclosure by the Participant, its Affiliates or its representatives in violation of this Section 2), (B) is or becomes available to the Participant from a source that, to its knowledge, is not prohibited from disclosing such information to it by a legal, contractual or fiduciary obligation to the Company, the Company or any of their respective Subsidiaries, or (C) is independently developed without reference to or use of Company Confidential Information; provided, however, that if the Participant receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process, or similar process, (x) the Participant shall, to the extent practicable and not prohibited by law, notify Parent promptly, and consult with and assist (to the extent practicable and not prohibited by law) Parent, at Parent’s expense, in seeking a protective order, (y) in the event that such protective order is not obtained, or if Parent waives compliance with the terms hereof, the Participant shall disclose only that portion of the Confidential Information which, based on the advice of the Participant’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (z) Parent shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(ii) For purposes of this Agreement, “Confidential Information” means information, observations, and data concerning the business or affairs of Parent and its Subsidiaries and Affiliates, including, without limitation, all business information (whether or not in written form) that relates to any member of the Company Group, or its customers, suppliers, or contractors or any other third parties in respect of which Parent or any member of the Company Group has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of the Participant’s breach of this Agreement, including but not limited to technical information or reports, formulas, trade secrets, unwritten knowledge and “know-how,” operating instructions, training manuals, customer lists, customer buying records and habits, product sales records and documents, and product development, marketing, and sales strategies, market surveys, marketing plans, profitability analyses, product cost, long-range plans, information relating to pricing, competitive strategies, and new product development, information relating to any forms of compensation or other personnel-related information, contracts, and supplier lists. Confidential Information will not include such information known to the Participant prior to the Participant’s involvement with the Company or any predecessor thereof, information rightfully obtained from a third party (other than pursuant to a breach by the Participant of this Agreement) or information independently developed by the Participant without violation of this Agreement. Without limiting the foregoing, the Participant and Parent each agree, to the extent not prohibited, to keep confidential the existence of, and any information concerning, any dispute between the Participant and Parent or any member of the Company Group, except that the Participant and Parent each may disclose information concerning such dispute to the court that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as reasonable to the prosecution or defense of such dispute).

(iii) The Participant acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software, or intellectual property relating to the businesses of the Company Group, in whatever form (including electronic), and all copies thereof, that are received or created by the Participant while an employee or service provider of Parent and its Subsidiaries that constitute Confidential Information and Inventions shall remain the property of the Company Group, and the Participant shall as promptly as practicable return such property to Parent upon the termination of the Participant’s employment or service and, in any event, at Parent’s request. The Participant agrees further that any property situated on the premises of, and owned by, Parent or any member of the Company Group, including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by Parent’s personnel at any time with or without notice.

(iv) The Participant agrees further that the Participant will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom the Participant has an obligation of confidentiality, and will not bring onto the premises of Parent or any member of the Company Group any unpublished documents or any property belonging to any former employer or any other Person to whom the Participant has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

(v) Nothing in this Agreement, including but not limited to the Confidentiality provisions and the Non-Disparagement provisions, shall prohibit or impede the Participant from communicating, cooperating or filing a complaint on possible violations of U.S. federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the SEC, EEOC, OSHA, or the NLRB, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state or local law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Participant understands and acknowledges that (A) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Moreover, the Participant shall not be required to give prior notice to (or get prior authorization from) any member of the Company Group regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by Parent’s or its Affiliates’ attorney-client privilege or attorney work product or Parent’s or its Affiliates’ trade secrets without prior written consent of the Board.

(vi) Nothing contained in this Agreement shall prohibit the Participant from using any Confidential Information received by the Participant in the capacity as a shareholder or optionee for purposes of monitoring and managing the Participant’s investment and may be disclosed to such family members, attorneys, accountants and advisors of the Participant who have a “need to know” and who have agreed to comply with the terms of this Agreement, provided that the Participant shall, in any event, be responsible for a breach by any such person.

(b) Intellectual Property.

(i) The Participant agrees that the results and proceeds of the Participant’s services for the Company Group (including, but not limited to, any Confidential Information and other trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic, or otherwise creative nature, writings, and other works of authorship) resulting from services performed while an employee or service provider of Parent and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived, or reduced to practice or learned by the Participant, either alone or jointly with others (collectively, “Inventions”), shall be works‑made‑for‑hire, and Parent (or, if applicable or as directed by Parent, any member of the Company Group) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, and other intellectual property rights (collectively, “Proprietary Rights,” together with the Inventions, the “Intellectual Property”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, with the right to use the same in perpetuity in any manner Parent determines in its sole discretion, without any further payment to the Participant whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire or there are any Proprietary Rights that do not accrue to Parent (or, as the case may be, any member of the Company Group) under the immediately preceding sentence, then the Participant hereby irrevocably assigns and agrees to assign any and all of the Participant’s right, title, and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, to Parent (or, if applicable or as directed by Parent, any member of the Company Group), and Parent or such member of the Company Group shall have the right to use the same in perpetuity throughout the universe in any manner determined by Parent or such member of the Company Group without any further payment to the Participant whatsoever. As to any Invention that the Participant is required to assign, the Participant shall promptly and fully disclose to Parent all information known to the Participant concerning such Invention.

(ii) The Participant agrees that, from time to time, as may be requested by Parent and at Parent’s sole cost and expense, the Participant shall do any and all things that Parent may reasonably deem useful or desirable to establish or document Parent’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright or patent applications or assignments. To the extent that the Participant has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Participant unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 2(b)(ii) is subject to and shall not be deemed to limit, restrict, or constitute any waiver by Parent of ownership of any Proprietary Rights to which Parent may be entitled by operation of law by virtue of Parent’s being the Participant’s employer or service recipient. The Participant agrees further that, from time to time, as may be requested by Parent and at Parent’s sole cost and expense, the Participant shall assist Parent in every reasonable, proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Participant shall execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Parent may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Participant shall execute, verify, and deliver assignments of such Proprietary Rights to Parent or its designees. The Participant’s obligation to assist Parent with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Participant’s employment with or services to Parent.

(iii) The Participant hereby waives and quitclaims to the Company Group any and all claims, of any nature whatsoever, that the Participant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company Group.

(iv) This Section 2(b) is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with California Labor Code Section 2870, the Participant’s obligation to assign the Participant’s right, title and interest throughout the world in and to all Intellectual Property does not apply to any Intellectual Property that the Participant developed entirely on the Participant’s own time without using the Company Group’s equipment, supplies, facilities, or Confidential Information except for Intellectual Property that either (A) relates to the business of the Company Group at the time of conception or reduction to practice of the Intellectual Property, or actual or demonstrably anticipated research or development of the Company Group, or (B) results from any work performed by the Participant for the Company Group. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit 1 to this Annex III. The Participant shall disclose all Intellectual Property to the Company Group, even if the Participant does not believe that the Participant is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign the Participant’s interest in such Intellectual Property to the Company.

3. Non-Disparagement. The Participant shall not, whether in writing (electronically or otherwise) or orally, malign, denigrate or disparage Parent, any other member of the Company Group, or any of their respective predecessors or successors, or any of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, with respect to any of their respective past or present activities, or otherwise publish (whether in writing (electronically or otherwise) or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light.